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                                                          EXHIBIT 4.3

                            Amendment #1 to
                   1995 Employees' Stock Purchase Plan

     Pursuant to the duly authorized and executed resolutions of the Board of Directors of PC Quote, Inc. (the "Company"), dated July 17, 1997, Section 12 of the Company's 1995 Employees' Stock Purchase Plan is amended as follows:

     12.  STOCK.

     (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 250,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19. If on a given Exercise Date the number of shares with respect to which Options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

     (b) The Participant will have no interest or voting right in shares covered by his Option until such Option has been exercised and the applicable shares of Common Stock are issued to him or her.

     (c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

                                   PC Quote, Inc.

                                   By:  John Juska
                                        -------------------------------
                                   Its: Chief Financial Officer

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